Exhibit 99.2

Final Transcript

Conference Call Transcript SUP – Q4 2007 Superior Industries Earnings Conference Call Event Date/Time: March. 14. 2008 / 1:00PM ET

CORPORATE PARTICIPANTS

Steven Borick
 Superior Industries –Chairman, CEO and President
 Emil Fanelli
 Superior Industries –CAO, VP, Corp. Controller
 Mike O'Rourke
 Superior Industries - EVP, Sales & Administration

CONFERENCE CALL PARTICIPANTS

 Matt Michon
 KeyBanc Capital Markets - Analyst
 David Leiker
 Robert W. Baird - Analyst
 Rob Hinchliffe
 UBS - Analyst
 Chris Ceraso
 Credit Suisse - Analyst
 Ravi Shanker
Analyst
 Rahul Shah
 Bear Stearns - Analyst
 Adam Comora
 EnTrust Capital - Analyst
 Brett Hoselton
 KeyBanc Capital Markets - Analyst
 Jeff Linthrope
Analyst
 Mark Close
Analyst

 PRESENTATION

OPERATOR

 Good day, everyone and welcome to the Superior Industries fourth quarter and year-end 2007 teleconference.

For opening remarks and introductions I would like to turn the call over to Mr. Steven Borick. Please go ahead, sir.

Steven Borick - Superior Industries - Chairman, CEO and President
Good morning. In spite of the fact that we have a tumultuous market this morning, Superior is on the upside with our good earnings results. We have liquidity in the bank and we don't have any debt on our books. Those are all good, positive things for this morning. I'm proud of the results in this most difficult environment. I wanted to just open up by saying that we have a new member of our team on board. Her name is Erika Turner, she is our new Chief Financial Officer and we all welcome her to the team of Superior.

You will find as we go through this call today and in my meetings in New York next week, that one of the nice major theme points for me is that I have a senior leadership team that is intact, very positive and we're very excited about the prospects for Superior moving forward. In spite of the negative commentaries about the OEM business and the difficulties that we've encountered, I feel very, very positive about where Superior is heading and when you look at the entire automotive sector and the supply base with our pristine balance sheet, our large cash position, our positive cash flow for this year and the turnaround in results from '06, we are on track to continue to move forward in a very positive manner. As I said many times before, we feel as though we're one of the last men standing and we continue to take that strong position and we will continue to prove that we have the ability to move this Company in the right direction for the future.

With that, I'd like to turn the program over to Mr. Fanelli at this point in time. As Erika is so new at the game that we're going to let Mr. Fanelli continue his role. I also want to thank him for his tenure as the interim Chief Financial Officer while we searched for our new position, and Bud turning it over to you.

Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
Thanks. Any comments made in this webcast are subject to the Safe Harbor for forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of issues and uncertainties that need to be considered in evaluating our financial outlook. We assume no obligation to update publicly any forward-looking statements. Issues and uncertainties that are of particular significance at this time relate to global competitive pricing, customer schedule volatility, potential declines in the production of cars and light trucks and the successful completion of our strategic and operating plans. Please refer to the Company's annual report on Form 10-K for a complete write-up on forward-looking statements and risk factors.

This morning we reported net income from Continuing Operations for the fourth quarter of 2007 of $5.8 million or $0.22 per diluted share, compared to a net loss from Continuing Operations in 2006 of $5 million or $0.19 per diluted share. The fourth quarter of 2006 also included a net loss from the discontinued suspension components business of approximately $400,000, or $0.01 per diluted share. Accordingly, the net loss in 2006 was $0.20 per diluted share, compared to the net income of $0.22 per diluted share in 2007. For the year 2007, net income was $10.3 million or $0.39 per diluted share compared a net loss of $11.6 million or $0.43 per share. The major factor contributing to the increased profitability in 2007 was a significant improvement in overall gross profit.

As indicated in the earnings release, the income tax expense in the 2006 fourth quarter and annual period were increased by $569,000 or $0.02 per diluted share, and $2.3 million or $0.08 per diluted share respectively. These adjustments were necessary to correct our deferred tax liability related to the recognition of fixed asset depreciation timing differences for book and income tax purposes. Gross profit in the fourth quarter of 2007 was $11.5 million, or 5.0% of net sales. Gross profit a year ago was a negative $900,000 or 0.4% on net sales, which included startup costs totaling $3.3 million related to preproduction activities for our third wheel plant in Mexico. Excluding this amount, the 2006 gross profit percentage was 1.1%. The improved gross margin in 2007 was accomplished with only a 5.8% increase in our production over the prior year. On an annual basis, our gross profit percentage in '07 was 3.4%, compared 1.1% reported for '06.

As indicated above, the 2006 period includes start-up preproduction costs for the newest plant in Mexico which were -- which totaled $10.1 million. However, our reported gross profit for the year 2007 includes shutdown expenses for our Johnson City, Tennessee plant that ceased operations at the end of the first quarter of '07, and additional wheel program development costs that in total approximate the same level as the startup expenses were in 2006. Additionally, gross profit in 2007 includes an additional $3.8 million of expense related to our purchases of wheels from our joint venture in Hungary, due to the sharp increase in the value of the euro in 2007. SG&A expenses in the fourth quarter were $5.4 million, or 2.4% of sales, compared to $6.8 million or 3.2% of net sales a year ago. The current quarter included lower than normal expenses for retirement benefits, bad debt expense and stock based compensation. The latter decrease was due the timing of option grants in 2007 versus the prior year.

SG&A expenses for the year 2007 were $29.2 million or 3% of net sales, versus $25.7 million or 3.3% of net sales in 2006. As indicated in our earnings release, the major increases in 2007 were the $2.2 million labor related legal settlement and a $1.0 million legal and audit costs related to the derivative lawsuit.

A year ago, we reported that our fourth quarter of 2006 had been impacted by unusual quality and manufacturing issues at several of our plants. In part as a result of plant loading challenges, which required additional expenditures in that quarter. The steps taken in early 2007 to achieve sustainable optimized manufacturing and performance levels are now paying dividends. Ken Stakas, our Senior Vice President of Manufacturing, and his new plant management have restructured plant organizations to achieve improved performance even beyond that demonstrated in the fourth quarter of '07. Accordingly we now see improved operational performance in our plants as well as increased production at our new facility in Mexico. As part of our renewed emphasis on operational improvement, we have instituted a more rigorous plant-focused budgeting process that has also engaged the talents and enthusiasm of our mid-level managers. This will of course help us sustain the current momentum in our plants into 2008 and beyond.

Superior's unit shipments increased approximately 2% in the fourth quarter, while North American vehicle production of passenger cars and light trucks increased approximately 1%. Year-to-date, our 2000 shipments were higher than 2006 by 10%, compared to a decrease in North American production of 2% during the same period. However, for the year 2007, North American production of the specific vehicles with Superior wheels decreased 6%, compared to our 10% increase in shipments. Accordingly, market share gains were experienced in both passenger cars and light trucks for the year, and in passenger cars for the fourth quarter.

Complementing our traditional strength in the manufacture of aluminum wheels for SUVs and light trucks during 2007, we also won new supply contracts on strong selling crossover vehicles including the GMC Acadia, Saturn Outlook, Subaru Tribeca, and the BMW X5 and passenger cars such as the Ford Fusion, Mercury Milan, Nissan Altima and Sentra. Major customers once again acknowledged Superior's outstanding performance in 2007 with Ford's Gold Supplier award and GM's Supplier of the Year, our sixth straight such award from GM.

The expansion of our product mix with new wheel finishes and value added manufacturing processes was another factor behind our success in winning new business in 2007. Examples include 17 and 18-inch mirror finish wheel programs for the all-new Chevy Malibu and an 18-inch bright polished wheel program for the redesigned Cadillac CTS manufactured with the latest flow form technology that provides improved performance. With the trend toward OEM high performance vehicles we are expanding our commitment to flow form technology to anticipated customer requirements.

Having now completed 50 years in business, the entrepreneurial can-do spirit that has driven this Company from the beginning is alive and well today. Looking ahead, the structural changes caused by the globalization of our industry will continue to provide many challenges for Superior. Product pricing pressures from developing countries, the restructuring actions taken by our customers and economic uncertainty will present us with both hurdles and opportunities.

Our priorities for 2008 are clear. Continue to optimize our manufacturing operations, grow value added specialty product offerings, look for value enhancing global opportunities, and deliver sustainable, long-term, positive financial performance.

As has been the case in the recent past, we will not be providing specific earnings guidance for future periods. Before reviewing some of the financial details for the quarter and year, and then taking your questions, I wanted to mention that due to the required corrections to our deferred tax liabilities referred to earlier, we are filing for an extension on our annual report on Form 10-K which will now be filed within the next two weeks. The Form 10-K will include restated financial statements for the full years '06 and '05, restated financial data for the full years 2004 and 2003, as well as restated financial data for the interim periods in 2007 and 2006.

Looking at some of the details of the income statement and then balance sheet, for the quarter, OEM sales $229.243 million compared to $212.169 million a year ago, an 8% increase. For the year-to-date periods, $956.892 million compared to $789.862 million, a 21% increase. Income from continuing operations fourth quarter, $5.775 million or $0.22 per share, compared to a loss in '06 of $4.987 million or $0.19 per share. Year-to-date, earnings of $10.319 million, $0.39 per share, compared to a loss of $11.826 million, $0.44 per share. Net income, again, in the fourth quarter, $5.8 million, $0.22, compared to a loss of $5.4 million, $0.20. Year-to-date, $10.3 million or $0.39 compared to $11.6 million or $0.43. Gross profit margins in the fourth quarter 5.0% in '07 versus a negative 0.4% in '06. Year-to-date 3.4% compared 1.1%. SG&A percentage of sales, 2.4% in the fourth quarter '07 compared to 3.2%. Year-to-date, 3.0% in '07 compared to 3.3%. Net income as a percent of sales, 2.5% positive in '07, negative 2.5% in '06. Year-to-date '07, 1.1%, compared to negative 1.5%.

Shareholders equity at the end of '07, $550.573 million, compared to $562.087 million. Current ratio, 3.7 to 1 in '07 compared to 3.1 a year ago. The weighted average shares for the diluted calculation for the fourth quarter, 26.641 million in '07, compared to 26.610 million a year ago. On a year-to-date basis, 26.635 million for '07 and 26.610 million for '06. The actual shares outstanding at the end of '07, 26,633,440. Compared to 26,610,191. Depreciation and amortization expenses in the fourth quarter were $11.238 million compared to $9.935 million. Year-to-date, $42.924 million, compared to $39.137 million. Our estimated depreciation for the year 2008 will be $45 million, approximately.

Actual capital expenditures in the fourth quarter, $5.953 million in '07 versus $6.247 million a year ago. Year-to-date, $37.639 million, and for all of '06, $73.062 million. Estimated full year capital expenditures for the year '08, $27 million. Interest income net was $976,000 in '07's fourth quarter, compared to $1.4 million a year ago. The differences there of approximately $400,000 relate both to the amount of cash that was available for investment and some interest expense that we incurred. Year-to-date interest income net was $3.7 million, compared to $5.6 million. Joint venture equity income, $2.619 million in the fourth quarter '07 compared to $2.254 million a year ago. Year-to-date, $5.355 million compared to $5.004 million. Miscellaneous income, $726,000 for the fourth quarter of '07 compared to $246,000 a year ago. And year-to-date, $3.195 million of income compared to a negative $268,000 a year ago. Majority of the year-to-date miscellaneous income was due to the sale of some stock investments that we had and sold during 2007. Cash and cash equivalents at the end of '07, $106.769 million. And cash and short-term investments a year ago, $78.1 million.

Some other balance sheet information, accounts receivable net in the end of '07, $125.7 million compared to $138.6 million a year ago. Inventories, $107.2 million compared to $118.7 million last year. We have an income tax receivable this year of $6.7 million. Other current assets, $9.7 million compared to $11.2 million a year ago. Total current assets, 356.1 million, compared to 346.6 million in '06. Net property plant and equipment, $302.3 million, compared to $310.4 million. Investments, $51.1 million compared to $46.7 million. We have a non-current deferred tax asset of $12.7 million this year which we did not have a year ago. Other assets, $7.7 million, compared to $8.8 million. Total assets, $729.9 million, compared to $712.5 million. Accounts payable, $51.6 million, compared to $61 million last year. Accrued expenses, $44.0 million compared to $41.9 million.  Income taxes payable in '06 were $10.3 million and as I mentioned earlier we have an income tax receivable of $6.7 million this year.

Total current liabilities then were $95.6 million compared to $113.2 million at the end of '06. Non current tax liabilities of $62.2 million, which is due to the adoption of FIN 48 at the beginning of '07. We have deferred income tax liability in '06 of $15.6 million. Retirement liabilities at the end of '07, $21.5 million compared to $21.7 million last year and then again shareholders equity, $550.6 million compared to $562 million. Total assets, $729.9 million compared to $712.5 million. Working capital at the end of '07, $260.5 million last year $233.4 million. And now, we can turn it over to questions, if you will.

QUESTION AND ANSWER

 Operator
 Thank you. The question-and-answer session will be conducted electronically. (OPERATOR INSTRUCTIONS) Our first question comes from Brett Hoselton.

 Matt Michon - KeyBanc Capital Markets - Analyst
 Hey, guys, how you doing?

 Emil Fanelli - Superior Industries – CAO, VP Corp. Controller
 Hey, Brett.

 Matt Michon - KeyBanc Capital Markets - Analyst
This is actually [Matt Michon], his associate. Couple questions to ask you guys. First of all, great quarter and it's nice to see somebody green on a day like today. SG&A, is this low   rate sustainable as a percentage of sales?

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 You're looking at the quarter rate?

 Matt Michon - KeyBanc Capital Markets - Analyst
 Yes.

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 No. The expenses that were lower this year were kind of one-time, if you will. There was a situation in our retirement benefits unfortunately there was a death of a retiree so we received a death benefit payment which reduced our expenses for the year.

 Matt Michon - KeyBanc Capital Markets - Analyst
 Okay.

Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
And then the stock based compensation was due strictly to the timing of options in the early -- they were in the early part of '06 where they were at the end of '07. We held off because of the derivative situation in '07 so the expenses should -- if you look at the three -- anywhere between 2.5 to 3% for SG&A, you should be okay. The year-to-date number is more likely.

 Matt Michon - KeyBanc Capital Markets - Analyst
 Anywhere between 2.5 to 3%?

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 Right.

 Matt Michon - KeyBanc Capital Markets - Analyst
 As far as your outlook for wheel shipments, what are you expecting for next year? Are we looking, are we up, moderately up or really up.

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 With everything that's going on today, I'm not sure we can even estimate that at this point.

 Matt Michon - KeyBanc Capital Markets - Analyst
 Okay.

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 We're just -- we get our numbers every Monday and not much more you can do in forecasting at the rate things are changing.

 Matt Michon - KeyBanc Capital Markets - Analyst
 Are you seeing any kind of signs of like stabilization. Is any one customer doing any better than another?

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 No.

 Matt Michon - KeyBanc Capital Markets - Analyst
 Is General Motors doing better and the Ford? Any color on that?

 Emil Fanelli - Superior Industries – CAO, VP Corp. Controller
 Mike, you want to?

 Mike O'Rourke - Superior Industries - EVP, Sales & Administration
 We think -- this is Mike O'Rourke. On the passenger car side definitely we've seen some strength on GM's new offerings, the Malibu, CTS. We expect that's going to continue. We've seen some increases on tooling capacity on specifically the Malibu which is good news. On the SUV and truck side, everyone is trying to differentiate with different option packages. Big wheels come into play, we might see an increase in some of the larger offerings as we go through '08 but it's a tough segment. I think GM's done very well as we all know with the new offerings, that's encouraging. I think some of that's going to continue for them.

 Matt Michon - KeyBanc Capital Markets - Analyst
 Okay. Great. One last question for you. Have you seen any sign of takeover business, significant takeover business, from some of your more distressed -- some other distressed suppliers?

 Mike O'Rourke - Superior Industries - EVP, Sales & Administration
 I think, obviously, we saw a lot in '07. The increase in volumes we saw, really goes back to late '06, which is one of the reasons that quarter-to-quarter comparison '06 to '07, we're not seeing that increase that we saw earlier in the year. So '07 we got -- we were very fortunate to pick up some programs. There's still some takeover business that we're working on that will come into play in '08. I don't think we're going to see the major programs that we saw in '07 based on what's happening here in the U.S. and North America.

 Matt Michon - KeyBanc Capital Markets - Analyst
 Okay.

 Mike O'Rourke - Superior Industries - EVP, Sales & Administration
 But the other thing that's interesting is globally, there's a lot of cost pressures, logistics, costs are coming into play. We'll see how that plays out with some of our Asian competition and how they deal with those cost pressures.

 Matt Michon - KeyBanc Capital Markets - Analyst
 Great. Well, thank you very much, guys and nice quarter.

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 All right. Thank you.

Operator
 Our next question comes from David Leiker.

David Leiker - Robert W. Baird - Analyst
Good afternoon or good morning for you. Hey, couple of things I want to dig through here. On the shipment number, as we look through the first part of the year, first couple of quarters, you have pretty strong shipment numbers relative to production and that's changed here pretty dramatically in the fourth quarter. What happened here in the fourth quarter?

 Mike O'Rourke - Superior Industries - EVP, Sales & Administration
 Well, I don't know if it really changed that much. If we look at '06, we had pretty strong -- if you look at every quarter in '06, the fourth quarter was relatively strong in comparison to the other quarters. When we got into '07 with the takeover business we saw these big quarter-to-quarter comparison increases versus '06. In '06 fourth quarter, I think our shipments were $3.1 million, in that range and we were 3.2 in the -- in '07. So that takes into account some of the takeover business that we were able to get towards the end of '06.

 David Leiker - Robert W. Baird - Analyst
 I show that your fourth quarter shipments last year were down 9%, though.

 Mike O'Rourke - Superior Industries - EVP, Sales & Administration
 As compared to?

 David Leiker - Robert W. Baird - Analyst
 Previous year.

 David Leiker - Robert W. Baird - Analyst
 Yes. It would seem to me to be an easy comparison, not a tough comparison.

 Mike O'Rourke - Superior Industries - EVP, Sales & Administration
 In '06? Yes, was down. One of the comments here is that Ford in '06 was way down in the fourth quarter, which may have explained some of that comparison to '05.

 David Leiker - Robert W. Baird - Analyst
 Okay. Do you have number of what you estimate aluminum contributed to your revenue line here in the quarter?

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 Actually, in the fourth quarter it was a negative because the prices I guess started coming down in late third quarter and then into the fourth, so I do have it here if you'll hold on a second.

 David Leiker - Robert W. Baird - Analyst
 By a couple million dollars or something.

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 I think it was, no, just over $1 million.

 David Leiker - Robert W. Baird - Analyst
 $1 million dollars?

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 Yes.
 David Leiker - Robert W. Baird - Analyst
 Talked about that. The -- come back on that. Where do you think you are right now on kind of the time line of launching Mexico and moving production down there and right-sizing the capacity here in North America? Are we most of the way through there? Is there still room to go? Just kind of give us some perspective on that, please.

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 Well, as it relates to Mexico, we're where we thought we were going to be at this point in time. The capacity is there but unfortunately the customer requirements have lessened from where we thought they'd be at this point in time. So the new plant is definitely contributing to the improvement in the profit. It may not be to the extent we were hoping for at this level but again, it's due to external pressures and not anything internally. As far as restructuring or rationalization goes, it's still early in the game when there's nothing we're planning at the present time. We're just watching the market and trying to get an idea of where it's going.

 David Leiker - Robert W. Baird - Analyst
 What do you think their capacity is today?

 Mike O'Rourke - Superior Industries - EVP, Sales & Administration
 In Mexico? In the new plant or in general?

 David Leiker - Robert W. Baird - Analyst
 In total.

 Steven Borick - Superior Industries - Chairman, CEO and President
 14 million.(units)

Mike O'Rourke - Superior Industries - EVP, Sales & Administration
Yes, I was going to say 14 million, 14.5 million.

 David Leiker - Robert W. Baird - Analyst
 Your intention is to kind of -- you don't need to downsize that further from here, do you?

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 Not at this point.

 David Leiker - Robert W. Baird - Analyst
 And then do you think your U.S. plants are at the point that they're competitive at this stage or is there -- are we still looking at a year or two or three down the road at another Mexico plant?

 Steven Borick - Superior Industries - Chairman, CEO and President
 Depends on what programs are in there. Some are less competitive and that's probably the strongest push we're doing David is to keep working on our cost to be competitive in our U.S. operations. Not saying that we want to be a huge financial winner there because we understand the pricing scenarios. But we want to be plus and continue to move in that direction. Which is what we're doing and what we're seeing today.

 David Leiker - Robert W. Baird - Analyst
 And then just one other numbers question and then I'll come back if needed. Do you have a cash from operations number for the year off the cash flow statement.

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 David, I meant to grab that before I came down here. I unfortunately don't have it. If you want to send me an e-mail I'll be happy to get it for you.

 David Leiker - Robert W. Baird - Analyst
 No problem. I'll come back in with other questions. Thank you.

Operator
 Our next question comes from Rob Hinchliffe.

 Rob Hinchliffe - UBS - Analyst
 Just a couple here. Going forward, what should we expect for a tax rate? I'm thinking as Mexico is up and running and contributing, the tax rate should be coming down.

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 Well, we here at Superior are calling 2007 the year of taxes.

 Rob Hinchliffe - UBS - Analyst
 Okay.

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 And we've just had so many things happen, what with the change that was made several years ago in that quarterly tax provisions have to be looked at as if they're an annual period and certain items are considered discrete and they can only be included in the current quarter as opposed to being estimated over an annualized tax rate. The situation that we just dealt with, is another thing that needs to be looked at. So to project where we are, I mean, things like tax credits and permanent differences have a much greater impact on our percentage when our pretax profit is down where it is today, as we build the pretax profit levels back up, those things will have a lesser significance on the tax rate itself. We reported, what, 51.3 I think it is for the year, overall rate, and it's probably going to stay in the 45 to 50% range, I would guess, as the pretax profit continues to grow.

 Rob Hinchliffe - UBS - Analyst
 Okay. Stay in that range. Okay.

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 Yes.

 Rob Hinchliffe - UBS - Analyst
 You mentioned Mexico, it's not fully utilized right now. Is the intention -- I understand volumes are less than you expected, production of vehicles. But is the intention to fully load Mexico at the expense of the more expensive U.S. plants and if so, does that just take a while to do? Or am I off on that thinking?

 Steven Borick - Superior Industries - Chairman, CEO and President
 No, you're completely correct, Rob. And we have a lot of programs coming in this summer, so we'll see a further loading of the plant and I anticipate we'll be in the 45,000 to 50,000 range, depending on the economic environment, by the end of this year, which is about in line with what we anticipated. We will keep looking at Mexico for positive plant loading and opportunities and working on what mix makes the most sense throughout the organization.

Rob Hinchliffe - UBS - Analyst
Okay. And then just last one, what were -- what did the big three account for in terms of percentage of revenue, percentage of unit shipments in the quarter?

 Steven Borick - Superior Industries - Chairman, CEO and President
 I don't have that number right in front of me.

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 In the quarter?

 Rob Hinchliffe - UBS - Analyst
 Or I guess whatever is easiest, Bud.

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 About 79% of the -- that's the big three -- in the fourth quarter of '07.

 Rob Hinchliffe - UBS - Analyst
 And that's revenue?

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 That's units.

 Rob Hinchliffe - UBS - Analyst
 Units. Okay. And would revenue be materially different?

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 No, I don't think so.

 Rob Hinchliffe - UBS - Analyst
 Okay. Okay. Thanks, guys.

Operator
 Our next question comes from Chris Ceraso.

 Chris Ceraso - Credit Suisse - Analyst
 Thanks, hey, guys. Can you hear me?

 Steven Borick - Superior Industries - Chairman, CEO and President
 Yes.

 Chris Ceraso - Credit Suisse - Analyst
 Okay. So we're mostly through Q1 of '08 here, the big three, or at least GM and Ford have published production schedules for Q2. Do you have a feel at least for Q1 and maybe Q2 what your wheel shipments look like on a year to year basis?

 Steven Borick - Superior Industries - Chairman, CEO and President
 Right now, other than the actual strike that's had some short term impact which we're told once that resolves will be made up in overtime anyway, so we're not taking much indication    from that, our numbers look still very positive for the year at this point in time. We recognize that the economic environment is questionable, a lack of transparency to understand  exactly what's going on today. So we're being optimistically cautious about what our shipments will look like but we have a lot of new launches coming up that will have some system fills that will continue to push those numbers into what we consider to be good, positive numbers for the year at this point in time.

 Chris Ceraso - Credit Suisse - Analyst
 What's the timing on those launches, Steve? Are they normal second half kind of launches?

 Steven Borick - Superior Industries - Chairman, CEO and President
 Second half, July and August. They're already -- we're in beginning ramp-ups on some of them at this point in time.

 Chris Ceraso - Credit Suisse - Analyst
 Given the timing of the launches and the, what looks like the cadence of production, is it fair to assume, then, that your shipments may be down year to year in the first half but up in the second half so that you'll be up for the year? Am I thinking about that right?

 Steven Borick - Superior Industries - Chairman, CEO and President
 Could be flat for the year, flat for the first half and maybe up for the second.

 Chris Ceraso - Credit Suisse - Analyst
 Okay.

Steven Borick - Superior Industries - Chairman, CEO and President
We're not getting -- like I say, we're not getting a lot of negative traction on the numbers right now but it can change so dramatically that I could be eating my words on Monday.

 Chris Ceraso - Credit Suisse - Analyst
 Sure. Okay. Can you tell us in the quarter what the mix was of production in U.S. versus Mexico?

 Steven Borick - Superior Industries - Chairman, CEO and President
 It's probably I would say at this point, what, 40/60 maybe. 40 Mexico, 60 U.S. And that will continue to shift.

 Chris Ceraso - Credit Suisse - Analyst
 Where do you see that by the end of next year, Steve?

 Steven Borick - Superior Industries - Chairman, CEO and President
 By the end of '8 or '9?

 Chris Ceraso - Credit Suisse - Analyst
 End of '08.

 Steven Borick - Superior Industries - Chairman, CEO and President
 50/50.

 Chris Ceraso - Credit Suisse - Analyst
 50/50.

 Steven Borick - Superior Industries - Chairman, CEO and President
 Maybe skewed a little bit, 52/48.

 Chris Ceraso - Credit Suisse - Analyst
 And what -- '09, even further?

 Steven Borick - Superior Industries - Chairman, CEO and President
 Sort of depends on what the environment looks like out there. And what the pushes are. We just keep hearing little tidbits here and there about some of our OEM customers being a little more concerned about maybe Asia, logistics, the RMB, quality from time to time, maybe they've overstepped their bounds a little bit. So there's a lot of things that are playing out. A few of the domestic -- the manufacturers that are probably scratching their head about whether they really want to stay in this business.

So we're keeping our doors very open to those opportunities, understanding that the pressure on pricing, which has certainly stabilized greatly, is not going away. But as I said in my opening statement, we're going to be last men standing and we are going to take business that makes some profit. It may not be initially in some of our U.S. plants where we want it to be but we're really working hard on costs and understanding how to become a more efficient organization.

 Chris Ceraso - Credit Suisse - Analyst
 Last question on the equity income in the quarter. Was a little bit higher than normal even for a fourth quarter. Was there anything in there that was kind of one time in nature or had anything to do with the accounting restatements that you've had to do?

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 No, the accounting restatement for the equity earnings is very small, less than $100,000 impact. But the euro did have about a $0.5 million impact on our equity earnings.

 Steven Borick - Superior Industries - Chairman, CEO and President
 It's had about a $4 million for the year. That's been a very tough piece. I mean, if you look at it, it's part of business. We didn't hedge the euro like we could have if we had the crystal ball to have done that. But that impact was pretty significant to us and if you look at that detraction from earnings, you could certainly -- as I say, it's part of business so it has to be included.

I want to also make a comment to everybody on the line, I've already read a couple of tidbits this morning about this restatement. It's an absolute non-event. It's meaningless. It's a lot of companies go through this when they have huge amounts of depreciation and really relooking at that. Whether it's a material weakness is really insignificant because what we're doing today is we're really looking at whatever past management issues we had in getting things done correctly and we're fixing all of them. As I say, it's a non event, insignificant and shouldn't be a concern to anybody.

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 Yes, just to clarify, the 4 million figure that Steve referred to on the euro is up in cost of sales. It's in the gross profit area. It didn't impact the equity earnings.

Chris Ceraso - Credit Suisse - Analyst
The $500,000 that you mentioned, was that on the equity line?

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 That is on the equity line. That's for the year.

 Chris Ceraso - Credit Suisse - Analyst
 That's negative or positive?

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 Positive. $0.5 million for the year and about $275k for the fourth quarter.

 Chris Ceraso - Credit Suisse - Analyst
 Great. Thank you very much.

Operator
 Our next question comes from Jonathan Steinmetz.

 Ravi Shanker Analyst
 Hi, guys. This is (inaudible) in for Jonathan. Can you quantify the takeover business in the quarter?

 Steven Borick - Superior Industries - Chairman, CEO and President
 No, we don't do that.

 Ravi Shanker Analyst
 Okay. But can you talk about the -- I mean, what's the outlook from them? Where are you getting that from and how do you thing that's going to progress over the next year?

 Steven Borick - Superior Industries - Chairman, CEO and President
 We just don't know at this point. You know the players that are left in the U.S., number one and what their positions are, those that are public certainly have not stated anything. But we just keep our eyes and ears opens that there's potential opportunities and we will seize on those when the OEMs ask us to do, just as we've done in the past. This is a tough business and as you know, it's been a difficult ride for us from where we were to where we've been and where we're going and we're very positive about it and we're highly respected and we'll continue to take that position and help out the OEMs when they need help.

 Ravi Shanker Analyst
 Got it. Also I think earlier you spoke about logistics costs and that going up. Can you help us understand how much that's actually affecting your competition in terms of pricing and what you're actually seeing in the market?

 Steven Borick - Superior Industries - Chairman, CEO and President
 Well, it's easy to look at the ship rates out of Asia particularly and look at oil at 110 and do some of your own extrapolations as to what those additional costs are going to be coming all the way from across the ocean on a per wheel basis, depending on wheel size, it could have as much at a $2, $3 per wheel impact. If you combined that with RMB and you combine that with some of the cost pressures, if you look at China in particular and their inflation numbers, it's all logical that in time, unless the playing field is going to stay very unlevel, that their opportunities are becoming a little bit squeezed and we don't have any control on what may or may not happen with that. But we do know that realistically, the numbers are not the same as they were 12 and 24 months ago.

 Ravi Shanker Analyst
 Okay. Thank you.

 Steven Borick - Superior Industries - Chairman, CEO and President
 Yes.

Operator
 Our next question comes from Rahul Shah.

 Rahul Shah - Bear Stearns - Analyst
 Hi, good afternoon. The aluminum prices have surged back this year from low levels in the fourth quarter. Can you remind us how your contracts are structured? Can you, majority of the contracts, is there a proportion passed through or do you have to go back and renegotiate price increases to offset that?

 Emil Fanelli - Superior Industries – CAO, VP, Corp. Controller
 All aluminum contracts an all OEMs are 100% pass through pricing. So the only issue that may crop up is timing on pricing from time to time, depending on when we get resets, but everything is 100% pass through.

Rahul Shah - Bear Stearns - Analyst
Okay. And then the -- you said the -- your earlier comments implied visibility was pretty low in terms of production of almost week to week. So now have you guys modeled a stress case where for your platforms, obviously the outlook right now isn't great and with these -- with obviously the cost inflation, how much cash you could possibly burn in a stress for the year?

 Steven Borick - Superior Industries - Chairman, CEO and President
 I don't see much cash burn, free cash flow is very positive and we've gone into a major budgeting process at each plant so we react very quickly to what we need to do in pullbacks at the plant level with our cost. Obviously, our fixed costs are our fixed costs and we have to be careful of that. But we have not modeled a major cash burn and I don't believe that's of a high level concern but it's something that we will discuss externally once we're off this line and I appreciate the comment.

 Rahul Shah - Bear Stearns - Analyst
 Okay. And then lastly, you mentioned Chinese competition in terms of how they're seeing cost pressures. Is there something that's specific to China as opposed to you guys? Obviously higher cost of raw materials, I would imagine impacts everybody equally. But is there wage inflation or things like that that you think might make it more difficult for them to compete?

 Steven Borick - Superior Industries - Chairman, CEO and President
 Well, when you're talking about wage inflation, it's very difficult to talk about someone that's making $5 a day in China versus someone that's making even in Mexico $3 or $4 an hour. So from that standpoint on the wage side there's not the concern. The playing field may or may not be level on metal because they use the Shanghai Exchange to some degree. We don't have all the ins and outs to that. All we know is what we hear is that the mid-management level there's pressure, there's a lot of people moving around and quite frankly, I've said for many years, and I still believe this, that the price of the product is not sustainable at these low levels and I believe that even the players on the global front are starting to see that maybe they price some of these products a little bit too low.

 Rahul Shah - Bear Stearns - Analyst
 Okay. Then last question, the -- I know certain platforms with the GMT-900, I believe you might have been the single source supplier, the majority you have you're not the sole supplier. Is that still true?

 Mike O'Rourke - Superior Industries - EVP, Sales & Administration
 No, we're not the sole supplier on all GM-900 programs today. They're split on some of the programs. We have 100% on some of them, some of them we're split. We still have a large bulk of those programs.

 Rahul Shah - Bear Stearns - Analyst
 Thank you very much.

Operator
 Our next question comes from Adam Comora.

 Adam Comora - EnTrust Capital - Analyst
 Looks like gross margins have migrated up to 5% in the fourth quarter. How should we think about gross margins going forward in '08 as you continue to move more production down to Mexico, how much higher can gross margins get?

 Steven Borick - Superior Industries - Chairman, CEO and President
 Boy, that's a tough question, Adam and I don't think I want to speculate on that, based on the environment, but our intention is to continue to migrate that further to a plus side, higher than 5. But I'm not prepared to really talk directly to that at this point in time.

 Adam Comora - EnTrust Capital - Analyst
 That's fair enough. How about longer term, obviously the goal is to get it as high as possible. But what's reasonable or rational if we get -- if we continue to ramp in Mexico -- and how much could Mexico become of your production? How much capacity is down there?

 Steven Borick - Superior Industries - Chairman, CEO and President
 Well, depending on what the business outlook is, I mean, certainly Mexico is going to be 50% plus of our production and it could go a little bit higher and we haven't discussed anything about other global opportunities that we are looking into at this point in time. We've said many times that we certainly would like to get to a 5% after tax number at a minimum and we'll continue to work toward that goal.

 Adam Comora - EnTrust Capital - Analyst
 Okay. Thank you very much.

Operator
 We'll take a follow-up question from Brett Hoselton.

 Brett Hoselton - KeyBanc Capital Markets - Analyst
 Hey, guys, how you doing?

 Steven Borick - Superior Industries - Chairman, CEO and President
 All right, Brett.

 Brett Hoselton - KeyBanc Capital Markets - Analyst
 I just wanted to clarify one quick point that you made. Did you say that you think GM is going to make up production with overtime? Because we were under the impression that they weren't going to do that.

 Steven Borick - Superior Industries - Chairman, CEO and President
 That's the indication we've been given, that they will look to make up this lost production by overtime but that's our internal people talking to the release people. Nothing official on that. That's just what we've been told.

 Brett Hoselton - KeyBanc Capital Markets - Analyst
 Okay. Well, thank you very much.

Operator
 (OPERATOR INSTRUCTIONS) We have a follow-up question from David Leiker.

 David Leiker - Robert W. Baird - Analyst
 A few other items here. The takeover business you're talking about in the second half of this year, do you think that's comparable in scale to what you took over earlier here in '07 or not?

 Mike O'Rourke - Superior Industries - EVP, Sales & Administration
 It could be, David, just depending on what happens if there was any, what happens with these players. I mean, it's a hard call. We know that, with Amcast when they went out and some of the other issues, I guess, it's just a question of what some of our competitors are going to decide to do, if anything. They may not do anything. They may continue to just produce and deal with their own internal issues.

 David Leiker - Robert W. Baird - Analyst
 This business that you already -- you have takeover business already for the second half of the year or do you need something to happen with these other players for that to happen, to get that?

 Mike O'Rourke - Superior Industries - EVP, Sales & Administration
 We have some takeover business coming in in 2008 for the 2009 model year. Some of the business Steve mentioned, additional launches and new programs coming in, that's a mix of replacement, some incremental and some quick to market which would be more of a takeover.

 Steven Borick - Superior Industries - Chairman, CEO and President
 David, what I'm referring to is potential opportunities vis-a-vis our competitors and where all that is going to unfold as time goes on.

 David Leiker - Robert W. Baird - Analyst
 Okay. And then if your shipments, total shipments for the year, right around 13 million or something?

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 13, 2.

 Steven Borick - Superior Industries - Chairman, CEO and President
 What's the number for those shipments?

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 13, 2.

 Steven Borick - Superior Industries - Chairman, CEO and President
 13, 2.

 David Leiker - Robert W. Baird - Analyst
 13, 2. And if your capacity's 14 million--?

 Steven Borick - Superior Industries - Chairman, CEO and President
 Right.

 David Leiker - Robert W. Baird - Analyst
 I mean, you're only 6% short of that. I mean, conceivably you're running at full capacity sometime at the end of '08, early '09, aren't you?

 Steven Borick - Superior Industries - Chairman, CEO and President
 Well, it's conceivable. I think with all the recessionary buzz word worries, and gasoline heading toward $4 there's always some adjustments to that. We can push plants if we need to. Don't forget we're running Van Nuys with our specialty programs at 20,000 wheels a week. So we have capacity out here but we're not really counting that in the same way that we look at the other plants.

 David Leiker - Robert W. Baird - Analyst
 Where are you in the planning stage of that additional capacity, then, down the road? I mean is that a 2009, 2010?

 Steven Borick - Superior Industries - Chairman, CEO and President
 I wouldn't say at this point David, but we're in strategic discussions on a couple of interesting opportunities.

David Leiker - Robert W. Baird - Analyst
And then the other item here is if we look at the quarter and where your earnings here were in the quarter and you've seen a nice recovery here in margins as you start to get the cost side out, is there anything there, sounds like you have some incremental business that you have coming in in '08, is there any reason to basically not take your fourth quarter numbers and annualize that for a full year number? Are there some things going on there we should be aware of?

 Steven Borick - Superior Industries - Chairman, CEO and President
 Well, it would be nice to annualize that, since we don't give guidance, you're going to have to decide how to play that one out at this point in time.

 David Leiker - Robert W. Baird - Analyst
 I was trying a different way to get it.

 Steven Borick - Superior Industries - Chairman, CEO and President
 Of course you were. When I speak at the Morgan Stanley conference, you can listen to that one, see if you can squeeze anything that way too.

 David Leiker - Robert W. Baird - Analyst
 All right. Thank you.

 Steven Borick - Superior Industries - Chairman, CEO and President
 All right, David. Thanks.

Operator
 Our next question comes from [Jeff Linthrope].

 Jeff Linthrope Analyst
 Good morning.

 Steven Borick - Superior Industries - Chairman, CEO and President
 Good morning, Jeff.

 Jeff Linthrope Analyst
 You touched a little bit on my first question, which is the impact of your competitive advantage that increasing fuel has, not that anybody's rooting for any more pressures in that area, but did I interpret correctly that you perceive that this -- that the cost of fuel is significant enough for your Chinese competitors to reduce to some extent the competitive pressure from them?

 Steven Borick - Superior Industries - Chairman, CEO and President
 Well, I think that, we made 150 million wheels in this Company and we bang our heads up against the wall sometimes, wondering when we see some of this pricing that comes out, depending on what country it's coming from, as to how that's really sustainable with any real profit margin and when you look at what it costs to build a facility and the capital equipment involved in doing it right and the requirements by the OEMs, both from a safety standpoint and from a quality standpoint, you really start to look at all that and I think we understand making a wheel and that becomes very difficult to understand how those prices can create a profit picture long-term that is sustainable. That's really what I'm saying.

 Jeff Linthrope Analyst
 I see. And then toward another -- on the same line, as far as the cost of -- the shipping cost of wheels, do you think that that is helping you in any -- helping you at all in your competitive stance to win the business from the foreign makes who obviously would probably be -- I'm thinking it would be -- it would make you more competitive in that scenario. Do you see that?

 Steven Borick - Superior Industries - Chairman, CEO and President
 In the larger size wheels particularly, 18 and particularly 20-inch, we are highly competitive to anybody in our Mexico operations, based on full logistics. There's no question about it.

 Jeff Linthrope Analyst
 Great. And lastly, since I showed up about three years ago, you really have done quite the job you said you intended to do in terms of decreasing the concentration of your business and getting more of that, of the foreign makes. Just roughly where are you now and are you, again, not in terms of absolute volumes but in terms of percentage and distribution, how satisfied are you with where you are in terms of your percentage dependence on the big three, so-to-speak?

 Steven Borick - Superior Industries - Chairman, CEO and President
 Well, we certainly continue to move in that direction and I have to say that we have developed a really nice relationship with Toyota and continue to garner new business in that particular field. Along with some of the other OEMs, there's some we still need to break in to. As time goes on we will continue to move in that direction and try to pick up new pieces of business. I might say and no one's asked the question also, that we've seen a real significant volume increase in our European Hungarian operation that we're quite proud of. And see more and more players, even though we're a small player in Europe come to us based on our engineering and quality abilities.

 Jeff Linthrope Analyst
 All right. Well, thanks for taking my questions and thanks again for the navigation you guys have done through the past couple of years.

 Steven Borick - Superior Industries - Chairman, CEO and President
 I appreciate that comment very much.

Operator
 Our next question comes from [Mark Close].

 Mark Close Analyst
 Good morning. Most of my questions have been answered so it's just one sort of small question and that is, as you head into '08, have you hedged your gas use at all or where do we stand on that?

 Steven Borick - Superior Industries - Chairman, CEO and President
 About, guys, what, about, 40, 50%.

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 40%.

 Steven Borick - Superior Industries - Chairman, CEO and President
 40% of our gas is hedged at significantly below market right now and we think there is an anomaly -- anomalies in the commodity market all together. That doesn't mean anything in today's environment but strictly from a supply, demand standpoint, we believe there's really an anomaly going on in the gas market. We'll see it come back down. As it does, we're going to poise ourselves to do additional hedging as we go through that. I wish I could say the same thing about the euro, but I'm a little less comfortable with that one at this point.

 Mark Close Analyst
 Okay. Thanks.

 Steven Borick - Superior Industries - Chairman, CEO and President
 You bet.

Operator
 There are no further questions. I would like to turn the conference back over to our presenters for any additional or closing remarks.

 Emil Fanelli - Superior Industries - CAO, VP, Corp. Controller
 Appreciate your listening to us and listening to the Superior story and we look forward to reporting similar results in the future. Thanks again.

 Steven Borick - Superior Industries - Chairman, CEO and President
 Thanks, everybody and I'll be in New York Monday and Tuesday. Okay. Thank you.

Operator
 This concludes today's presentation. Thank you for your participation and have a wonderful day.